Exhibit 99.01
Upromise, Inc.
95 Wells Avenue, Suite 160
Newton, Massachusetts  02459
Telephone: 617-454-6400; Facsimile: 617-454-6360
Via Facsimile
November 9, 2007

Attention: Judy Lin
DigitalPost Interactive, Inc.
3240 EI Camino Real
Suite 230
Irvine, California  92602

RE:           The Family Post.com Affiliate Marketing Program Agreement

Dear Judy:

This letter agreement sets forth the terms and conditions pursuant to which Upromise, Inc. (“Upromise”) will participate in the Family Post affiliate marketing program (the “Program”) of DigitalPost Interactive, Inc. (the “Company”), which is offered through Performics Inc. (“Performics”) pursuant to the Performics Marketing Services Agreement (or successor agreement) between Company and Performics (the “Marketing Services Agreement”).

1.
This letter agreement is the only agreement between the parties relating to Upromise's participation in the Company's affiliate marketing program.  Notwithstanding the foregoing, (a) Company agrees that Upromise is an intended third party beneficiary of the Marketing Services Agreement and, accordingly, that Upromise may enforce such provisions against Company and (b) Upromise agrees that Company is an intended third party beneficiary of the agreement between Upromise and Performics relating to Upromise’s participation in the Program and, accordingly, that Company may enforce such provisions against Upromise.

2.
Company agrees to pay to Upromise a commission (a “Commission”) for each purchase of a product or service by a Qualified Customer other than Excluded Purchases (as defined below).  A “Qualified Customer” shall mean any individual or entity that (i) places an order for products and/or services from the Company's website within the time period set forth in an insertion order between Upromise and Performics of clicking through to the Company's website via hyperlinks made available by the Company or Performics and displayed by Upromise, or (ii) completes and submits Company’s registration form within the time period set forth in such insertion order of clicking through to Company's website via hyperlinks made available by the Company or Performics and displayed by Upromise.  However, in the event that a Qualified Customer has visited more than one distribution partner of Performics (including Upromise) prior to purchasing products or service from the Company’s website, such person shall only be considered a Qualified Customer for purposes of this agreement if Upromise is the last distribution partner from which such Qualified Customer clicked through prior to placing his or her order.

3.
The Commission amount that Company will pay to Upromise will be set forth in one or more separate insertion orders between Upromise and Performics.  Commissions shall be paid on a monthly basis within 60 days after the date they are earned.

4.
Company must provide to Upromise at least 7 days prior written notice before it excludes any purchases made by a Qualified Customer from earning Commissions (e.g., purchases of particular products, purchases from a third party promoted on Company’s website, purchases in which the purchaser receives another promotional offer from Company, etc.) (collectively, “Excluded Purchases”) or modifies the list of Excluded Purchases or the Commission amount payable to Upromise.

5.
Each party must provide the other party at least two (2) business day’s prior written notice (by email) before it terminates this letter agreement for any reason.  Performics may provide notice on behalf of a party.

6.
During the term of this letter agreement, Company shall not remove, disable or otherwise modify the Performics tag from Company’s online confirmation page.  Furthermore, without Performics’ prior consent, Company shall not modify the confirmation page in any manner that will hinder or alter the information Performics receives from the tag.

7.
Upromise shall not be responsible for the content of any advertising or other promotional materials Company makes available to Upromise (collectively, the “Advertising”) including but not limited to, any claims, errors or omissions in materials made available to Upromise. Company represents and warrants to Upromise that (a) it is authorized to make available to Upromise the contents and subject matter of the Advertising, (b) the Advertising does not and will not violate any law or regulation or infringe upon any copyright, trademark or any other right of any party, and (c) the Advertising does not and will not violate any applicable laws, licenses, rules or regulations, including, without limitation, rights of publicity and laws of publication.

8.
Upromise agrees to indemnify and hold harmless Company and its Affiliates, directors, officers, employees and agents against all third party claims, actions, suits, proceedings, fines, damages, costs (including without limitation settlement costs) losses and expenses, including reasonable attorneys’ fees and costs (collectively, the “Damages”) which any of them may suffer as a result of (a) any alleged or actual infringement, misappropriation or violation of any patent, copyright, trademark, trade secret or other proprietary right by or in connection with the content or publication of any advertising or promotional materials of Upromise (other than advertising made available by Company) (collectively, the “Upromise Materials”), (b) the content of or publication of such Upromise Materials, (c) any claims of defamation, obscenity, indecency, violation of statutory or common law, privacy or publicity rights or any other third party claims arising out of or in connection with the Upromise Materials, (d) Upromise's products or services, (e) any breach of this letter agreement, and (f) Upromise’s negligence or willful misconduct.  As used herein, the term “Affiliates” means an entity that controls, is controlled by or is under common control of a party.

9.
Company agrees to indemnify and hold harmless Upromise and its Affiliates, directors, officers, employees and agents against all claims, actions, suits, proceedings, fines, damages, costs (including without limitation settlement costs) losses and expenses, including reasonable attorneys’ fees and costs (collectively, the “Damages”) which any of them may suffer as a result of (a) any alleged or actual infringement, misappropriation or violation of any patent, copyright, trademark, trade secret or other proprietary right by or in connection with the content or publication of any of the Advertising, (b) the content of or publication of such Advertising (except to the extent that the Damages arose from modifications which were made by Upromise without the consent of Company), (c) any claims of defamation, obscenity, indecency, violation of statutory or common law, privacy or publicity rights or any other third party claims arising out of or in connection with the Advertising, (d) Company’s products or services, (e) any breach of this letter agreement or the Marketing Services Agreement by Company, and (f) Company’s negligence or willful misconduct.

10.
Neither party shall be liable for indirect, incidental, special, consequential or punitive damages or any loss of revenue, profits, or data, arising in connection with this letter agreement or its participation in the Program, even if such party has been advised of the possibility of such damages.

11.	All remedies available to a party under or with respect to this letter agreement are cumulative and in addition to all other remedies, if any, available at law or in equity.

Please arrange to have a copy of this letter signed by an authorized individual in the space provided below to acknowledge Company’s agreement with the foregoing.

Very truly yours,

/s/ David Rochon
David Rochon
President
Agreed and Acknowledged
DigitalPost Interactive, Inc.

By:           /s/ Mike Sawtell
Name: Mike Sawtell
Title: President/CEO